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                                                                 [VANGUARD LOGO]

Sec Series Identifier:  S000004389
SEC Class Identifier:  C000012145

VANGUARD(R) INTERNATIONAL VALUE FUND

SUPPLEMENT TO THE PROSPECTUS DATED FEBRUARY 24, 2006

IMPORTANT CHANGE TO VANGUARD INTERNATIONAL VALUE FUND

NEW MANAGER JOINS INVESTMENT ADVISORY TEAM
The board of trustees of Vanguard International Value Fund has added Lazard Asset Management LLC (Lazard) to the Fund's investment advisory team. Effective immediately, Lazard will manage a modest portion of the Fund's assets; over time it is expected that Lazard will manage a larger portion of the Fund. Lazard and the Fund's other investment advisors each independently select and maintain a portfolio of common stocks of foreign companies for the Fund. The board of trustees has designated the proportion of Fund assets to be managed by each advisor and may change these proportions at any time. Investment Objective, Primary Investment Strategies, Primary Risks, and Fees and Expenses The Fund's investment objective, primary investment strategies, and primary risks will not change. The Fund's fees and expenses are not expected to change for the current fiscal year.

PROSPECTUS TEXT CHANGES
Following implementation of the new advisory arrangement, the prospectus is revised as follows:

In the FUND PROFILE section, under "Additional Information," the following is added to "Investment Advisors":

o Lazard Asset Management LLC, New York, N.Y., since 2006

In the MORE ON THE FUND section, under "Security Selection," the first sentence of the third paragraph is replaced with the following text:

In managing its portion of Vanguard International Value Fund--currently about 45% of Fund assets-- Hansberger Global Investors, Inc. (HGI), employs an intensive, fundamental approach to selecting stocks.
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The first sentence of the seventh paragraph is replaced with the following text:

In managing its portion of Vanguard International Value Fund--currently about 45% of Fund assets-- Sanford C. Bernstein & Co., LLC("Bernstein"), a unit of Alliance Capital Management L.P., employs a bottom-up, research-driven, and value-based equity investment philosophy in selecting stocks.

The following text is added:

In managing its portion of Vanguard International Value Fund--currently less than 10% of Fund assets-- Lazard Asset Management LLC (Lazard) employs a researchdriven, bottom-up, relative value approach in selecting stocks. Lazard seeks to identify individual stocks that offer an appropriate trade-off between low relative valuation and high financial productivity. The portfolio management team uses return on equity as the primary measure of financial productivity, while secondary measures include return on assets, cash return on equity, and operating margin. Lazard's research analysts utilize a global sector approach to stock selection that generally takes precedence over country and regional boundaries. Holdings and sector weightings may differ from those in the benchmark.

In addition, the first sentence of the eleventh paragraph is replaced with the following text:

The Vanguard Group (Vanguard) manages a small portion (currently about 3%) of the Fund's assets to facilitate cash flows to and from the other advisors.

In the INVESTMENT ADVISORS section, the following text is added to the bulleted list:

o Lazard Asset Management LLC, 30 Rockefeller Plaza, New York, NY 10112, is an investment management firm and a wholly owned subsidiary of Lazard Freres & Co., LLC. As of March 31, 2006, Lazard managed more than $95 billion in assets.


In addition, the first paragraph after the list is replaced with the following text:

The Fund pays its investment advisors on a quarterly basis. For each advisor, the quarterly fee is based on certain annual percentage rates applied to average daily net assets managed by the advisor over the period. In addition, the quarterly fees paid to each advisor may be increased or decreased based on the advisor's performance in comparison with that of a benchmark index. For these purposes, the cumulative total return of each advisor's portion of the Fund over a trailing 60- month period (a 36-month period in the case of HGI) is compared with that of the MSCI All Country World Index ex USA (excluding the United States) (for Bernstein and Lazard) or the MSCI EAFE Index (for HGI) over the same period. Note that this performance fee structure will not be in full operation until April 30, 2009, for Bernstein and until August 1, 2011, for Lazard; before those dates, the advisory fees will be calculated using certain transition rules.

In the Plain Talk(R) titled "The Fund's Portfolio Managers," the following text is added immediately following the paragraph about Kevin F. Simms:

GABRIELLE BOYLE, Senior Managing Director and Portfolio Manager at Lazard. She has worked in investment management since 1990; has been with Lazard since 1993; and has comanaged the Fund since 2006. Education: B.A. and M.A., University College, Dublin.

MICHAEL POWERS, Managing Director and Portfolio Manager at Lazard. He has worked in investment management with Lazard since 1990 and has comanaged the Fund since 2006. Education: B.A., Brown University; M.B.A., Long Island University.
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(C)2006  The  Vanguard  Group,  Inc.  All  rights  reserved.
   Vanguard Marketing Corporation, Distributor.                    PS46 072006


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                                                              [SHIP] [VANGUARD}]

VANGUARD/(R)/ TRUSTEES' EQUITY FUNDS


SUPPLEMENT TO THE STATEMENT OF ADDITIONAL INFORMATION





VANGUARD INTERNATIONAL VALUE FUND ADDS A NEW INVESTMENT ADVISOR

The board of trustees of Vanguard International Value Fund has added Lazard Asset Management LLC (Lazard), to the Fund's investment advisory team. Effective immediately, Lazard will manage a modest portion of the Fund's assets; over time it is expected that Lazard will manage a larger portion of the Fund. Lazard and the Fund's other investment advisors each independently select and maintain a portfolio of common stocks of foreign companies for the Fund. The Fund's board of trustees has designated the proportion of Fund assets to be managed by each advisor and may change these proportions at any time.


STATEMENT OF ADDITIONAL INFORMATION TEXT CHANGES FOR VANGUARD INTERNATIONAL VALUE FUND

Following implementation of the new advisory arrangement, the Statement of Additional Information is revised as follows:

Under the heading INVESTMENT ADVISORY SERVICES, the following text replaces the first paragraph on page B-31:


The Trust currently uses four investment advisors:


o    Hansberger  Global  Investors,  Inc.  (HGI),  located  at 401 East Las Olas
     Boulevard, Suite 1700, Fort Lauderdale, FL 33301, provides investment advisory services to a portion of the assets in the International Value Fund.

o Sanford C. Bernstein & Co., LLC (Bernstein), located at 1345 Avenue of the Americas, New York, NY 10105, provides investment advisory services to a portion of the assets in the International Value Fund.

o Lazard Asset Management LLC (Lazard), located at 30 Rockefeller Plaza, New York, NY 10112, provides investment advisory services to a portion of the assets in the International Value Fund.

o Vanguard, 100 Vanguard Boulevard, Malvern, PA 19355, which began operations in 1975, provides investment advisory services to the Diversified Equity Fund.

The following text replaces the first and third paragraph, respectively, under the heading I. VANGUARD INTERNATIONAL VALUE FUND on page B-31:

Vanguard International Value Fund uses a multimanager approach. The Fund currently has three investment advisors: Hansberger Global Investors, Inc.
(HGI); Sanford C. Bernstein & Co., LLC (Bernstein); and Lazard Asset Management LLC (Lazard).

The Fund pays each advisor a basic advisory fee at the end of each of the Fund's fiscal quarters, calculated by applying a quarterly rate, based on certain annual percentage rates, to the average daily net assets of the advisor's Portfolio for the quarter. The basic fee will be increased or decreased by applying a performance fee adjustment based on the investment performance of the Portfolio relative to the investment performance of the MSCI All Country World Index ex USA (for Bernstein and Lazard) or the MSCI EAFE Index (for HGI) (each, the Index). The investment performance will be based on the cumulative return of the Portfolio over a trailing 60-month period (36-month period for HGI) ending with the applicable quarter, compared with the cumulative total return of the Index for the same period.

The following text is added on page B-35 before the heading II. VANGUARD DIVERSIFIED EQUITY FUND:



C. LAZARD ASSET MANAGEMENT LLC

Lazard is a registered investment advisor and is a direct, wholly owned subsidiary of Lazard Freres & Co., LLC, and an indirect, wholly owned subsidiary of Lazard Ltd., both of which also are Delaware limited liability companies.


1. OTHER ACCOUNTS MANAGED

Gabrielle Boyle comanages a portion of the International Value Fund, which as of June 30, 2006, held assets of $5.9 billion. As of June 30, 2006, Ms. Boyle managed 11 other registered investment companies with total assets of $4.8 billion, four other pooled investment vehicles with total assets of $822 million, and 1,404 other accounts with total assets of $23.5 billion (including one with total assets of $1.2 billion where the advisory fee was based on account performance).

Michael Powers comanages a portion of the International Value Fund, which as of June 30, 2006, held assets of $5.9 billion. As of June 30, 2006, Mr. Powers managed 11 other registered investment companies with total assets of $4.8 billion and 1,391 other accounts with total assets of $21 billion.


2. MATERIAL CONFLICTS OF INTEREST

Although the potential for conflicts of interest exists when an investment advisor and portfolio managers manage other accounts with similar investment objectives and strategies as the Fund (Similar Accounts), Lazard has procedures in place that are designed to ensure that all accounts are treated fairly and that the Fund is not disadvantaged, including procedures regarding trade allocations and "conflicting trades" (e.g., long and short positions in the same security, as described below). In addition, the Fund, as a registered investment company, is subject to different regulations than certain of the Similar
Accounts, and, consequently, may not be permitted to engage in all the investment techniques or transactions, or to engage in such techniques or transactions to the same degree, as the Similar Accounts.

Potential conflicts of interest may arise because of Lazard's management of the Fund and Similar Accounts. For example, conflicts of interest may arise with both the aggregation and allocation of securities transactions and allocation of limited investment opportunities, as Lazard may be perceived as causing accounts it manages to participate in an offering to increase Lazard's overall allocation of securities in that offering, or to increase Lazard's ability to participate in future offerings by the same underwriter or issuer. Allocations of bunched trades, particularly trade orders that were only partially filled due to limited availability, and allocation of investment opportunities generally, could raise a potential conflict of interest, as Lazard may have an incentive to allocate securities that are expected to increase in value to preferred accounts. Initial public offerings, in particular, are frequently of very limited availability. Additionally, portfolio managers may be perceived to have a conflict of interest because of the large number of Similar Accounts, in addition to the Fund, that they are managing on behalf of Lazard. Although Lazard does not track each individual portfolio manager's time dedicated to each account, Lazard periodically reviews each portfolio manager's overall responsibilities to ensure that they are able to allocate the necessary time and resources to effectively manage the Fund. In addition, Lazard could be viewed as having a conflict of interest to the extent that Lazard and/or portfolio managers have a materially larger investment in a Similar Account than their investment in the Fund.


A potential conflict of interest may be perceived to arise if transactions in one account closely follow related transactions in a different account, such as when a purchase increases the value of securities previously purchased by the other account, or when a sale in one account lowers the sale price received in a sale by a second account. Lazard manages hedge funds that are subject to performance/incentive fees. Certain hedge funds managed by Lazard may also be permitted to sell securities short. When Lazard engages in short sales of securities of the type in which the Fund invests, Lazard could be seen as harming the performance of the Fund for the benefit of the account engaging in short sales if the short sales cause the market value of the securities to fall. As described above, Lazard has procedures in place to address these conflicts. Additionally, the Fund's portfolio managers do not manage both hedge funds that engage in short sales and long-only accounts, including open-end and closed-end registered investment companies.


3. DESCRIPTION OF COMPENSATION

Lazard's portfolio managers are generally responsible for managing multiple types of accounts that may, or may not, have similar investment objectives, strategies, risks, and fees to those of the Fund. Portfolio managers responsible for managing the Fund may also manage other sub-advised registered investment companies, collective investment trusts, unregistered funds and/or other pooled investment vehicles, separate accounts, separately managed account programs (often referred to as "wrap accounts") and model portfolios.

Lazard compensates portfolio managers by a competitive salary and bonus structure, which is determined both quantitatively and qualitatively. Salary and bonus are paid in cash. Portfolio managers are compensated on the performance of the aggregate group of portfolios managed by them rather than for a specific fund or account. Various factors are considered in the determination of a portfolio manager's compensation. All of the portfolios managed by a portfolio manager are comprehensively evaluated to determine his or her positive and consistent performance contribution over time. Further factors include the amount of assets in the portfolios as well as qualitative aspects that reinforce Lazard's investment philosophy such as leadership, teamwork, and commitment.

Total  compensation is not fixed, but rather is based on the following  factors:
(1) maintenance of current knowledge and opinions on companies owned in the portfolio; (2) generation and development of new investment ideas, including the quality of security analysis and identification of appreciation catalysts; (3) ability and willingness to develop and share ideas on a team basis; and (4) the performance results of the portfolios managed by the investment team.

Variable bonus is based on the portfolio manager's quantitative performance as measured by the manager's ability to make investment decisions that contribute to the pre-tax absolute and relative returns of the accounts managed by him or her, by comparison of each account to a predetermined benchmark, including, as appropriate for the relevant account's investment strategy, the MSCI World Index, the FTSE All World Europe ex-UK Index, the MSCI European Index, and the MSCI EAFE Index, over the current year and the longer-term performance (3-, 5-, or 10-year, if applicable) of such account, as well as performance of the account relative to peers. In addition, the portfolio manager's bonus can be influenced by subjective measurement of the manager's ability to help others make investment decisions.

Portfolio managers also have an interest in the Lazard Asset Management LLC Equity Plan, an equity based incentive program for Lazard Asset Management. The plan offers permanent equity in Lazard Asset Management to a significant number of its professionals, including portfolio managers, as determined by the board of directors of Lazard Asset Management, from time to time. This plan gives certain Lazard employees a permanent equity interest in Lazard and an opportunity to participate in the future growth of Lazard.

In addition, effective May, 2005, the Lazard Ltd 2005 Equity Incentive Plan was adopted and approved by the Board of Directors of Lazard Ltd. The purpose of this plan is to give the company a competitive advantage in attracting, retaining, and motivating officers, employees, directors, advisors, and/or consultants and to provide the company and its subsidiaries and affiliates with a stock plan providing incentives directly linked to shareholder value.



4. OWNERSHIP OF SECURITIES

As of June 30, 2006, Ms. Boyle and Mr. Powers owned no shares of the International Value Fund.







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(C)2006 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                           SAI072006